                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.   )*

                           Bakers Footwear Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    057465106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 1, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                  [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5000

                                  SCHEDULE 13G


CUSIP NO. - 057465106                                               Page 1 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    WSV MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a)
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    TEXAS
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    255,923
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    255,923
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     255,923
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IA/OO
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 2 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    WS VENTURES MANAGEMENT, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    TEXAS
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    255,923
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    255,923
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     255,923
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC/PN
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 3 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    WS OPPORTUNITY FUND, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    TEXAS
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    71,500
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    71,500
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     71,500
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 4 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    WS OPPORTUNITY FUND (Q.P.), L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    TEXAS
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    87,723
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    87,723
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,723
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 5 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    WS OPPORTUNITY FUND INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CAYMAN ISLANDS
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    96,700
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    96,700
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     96,700
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 6 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    REID S. WALKER
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    255,923
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    255,923
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     255,923
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC/IN
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 7 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    G. STACY SMITH
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    255,923
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    255,923
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     255,923
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC/IN
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 8 OF 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    PATRICK P. WALKER
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
                    255,923
   SHARES      -----------------------------------------------------------------
                6   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
  REPORTING
                    255,923
   PERSON      -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     255,923
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                          [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC/IN
--------------------------------------------------------------------------------

CUSIP NO. - 057465106                  SCHEDULE 13G                 Page 9 OF 13
--------------------------------------------------------------------------------
         This Schedule 13G relates to the common stock ("Common Stock") of Bakers Footwear Group, Inc. acquired by WSV Management, L.L.C., a Texas limited liability company ("WSV"), for the account of (i) WS Opportunity Fund, L.P., a Texas limited partnership ("WSO"), (ii) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership ("WSOQP"), and (iii) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WSO International"). WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership ("WSVM"). WSVM is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)         Name of Issuer:
---------         --------------

                  Bakers Footwear Group, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
---------         -----------------------------------------------

                  2815 Scott Avenue
                  St. Louis, Missouri 63103

Item 2(a)         Names of Persons Filing:
---------         -----------------------

                  See Item 1 of each cover page.

Item 2(b)         Address of Principal Business Offices:
---------         -------------------------------------

                  300 Crescent Court, Suite 880
                  Dallas, Texas 75201

Item 2(c)         Citizenship:
---------         -----------

                  See Item 4 of each cover page.

Item 2(d)         Title of Class of Securities:
---------         ----------------------------

                  Common Stock

Item 2(e)         CUSIP Number:
---------         ------------

                  057465106

CUSIP NO. - 057465106                  SCHEDULE 13G                Page 10 OF 13
--------------------------------------------------------------------------------
Item 3            Status of Persons Filing:
------            ------------------------

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);
                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);
                  (e) [ ] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                  (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)
                          (ii)(J).

Item 4            Ownership:
------            ---------

                  (a) Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the beneficial owners of 255,923 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International. WSV and WSVM are the beneficial owners of 255,923 shares of Common Stock, which includes (i) 71,500 shares beneficially owned by WSO, (ii) 87,723 shares beneficially owned by WSOQP and (iii) 96,700 shares beneficially owned by WSO International.

                  (b)    Percent of class:

                         See Item 11 of each cover page.

                  (c)    Number of shares as to which each person has:

                         (i)   sole power to vote or to direct the vote:

                               See Item 5 of each cover page.

                         (ii)  shared power to vote or to direct the vote:

                               See Item 6 of each cover page.

                         (iii) sole power to dispose or to direct the
                               disposition of:

                               See Item 7 of each cover page.

                         (iv) shared power to dispose or to direct the disposition of:

                               See Item 8 of each cover page.

CUSIP NO. - 057465106                  SCHEDULE 13G                Page 11 OF 13
--------------------------------------------------------------------------------
Item 5            Ownership of 5% or Less of a Class:
------            ----------------------------------

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:
------            -----------------------------------------------------

                  Not applicable.

Item 7            Identification and Classification of the Subsidiary Which
------            ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company or Control Person:
                  ---------------------------------

                  WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the securities held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSV's clients.

Item 8            Identification and Classification of Members of the Group:
------            ---------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
------            ------------------------------

                  Not applicable.

Item 10           Certification:
-------           -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. - 057465106                  SCHEDULE 13G               Page 12 OF 13
--------------------------------------------------------------------------------
                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 12, 2004


                            WSV MANAGEMENT, L.L.C.

                            By:  /s/ Reid S. Walker
                                 ---------------------------------------------
                                 Reid S. Walker, Member


                            WS VENTURES MANAGEMENT, L.P.

                            By:  WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                 ---------------------------------------------
                                 Reid S. Walker, Member


                            WS OPPORTUNITY FUND, L.P.

                            By:  WS Ventures Management, L.P.,
                                 its general partner

                            By:  WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                 ---------------------------------------------
                                 Reid S. Walker, Member


                            WS OPPORTUNITY FUND (Q.P.), L.P.

                            By:  WS Ventures Management, L.P.,
                                 its general partner

                            By:  WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                 ---------------------------------------------
                                 Reid S. Walker, Member


                            WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                            By: WS Ventures Management, L.P., its agent and attorney-in-fact

                            By:  WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                 ---------------------------------------------
                                 Reid S. Walker, Member


                            /s/ Reid S. Walker
                            --------------------------------------------------
                            REID S. WALKER

CUSIP NO. - 057465106                  SCHEDULE 13G                Page 13 OF 13
--------------------------------------------------------------------------------

                            /s/ G. Stacy Smith
                            --------------------------------------------------
                            G. STACY SMITH


                            /s/ Patrick P. Walker
                            --------------------------------------------------
                            PATRICK P. WALKER

                                    EXHIBITS


Exhibit 1 Joint Filing Agreement, dated November 12, 2004, entered into by and among WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.